UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 16, 2013
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2013, Micron Semiconductor Asia Pte. Ltd. (“Micron Singapore”), a wholly owned subsidiary of Micron Technology, Inc. (“Micron”), priced an offering of US$462,278,000 in aggregate principal amount of 1.258% Secured Notes Due 2019 (the “Notes”).  The sale of the Notes is expected to close on December 20, 2013, subject to satisfaction of customary closing conditions.  The Notes will be governed by an Indenture dated December 16, 2013 (the “Indenture”), by and among Micron Singapore, Wells Fargo Bank, National Association, as the indenture trustee (the “Indenture Trustee”), Wells Fargo Bank Northwest, National Association, as security trustee (the “Security Trustee”), and the Export-Import Bank of the United States ("Ex-Im Bank").  Micron has guaranteed all of Micron Singapore’s obligations under the Notes.  Upon Ex-Im Bank’s endorsement of a guarantee legend on the Notes (one of the closing conditions for the sale of the Notes), payment of 100% of all regularly scheduled installments of principal of, and interest on, the Notes will be guaranteed by Ex-Im Bank.

The proceeds from the issuance of the Notes will be used to (i) reimburse Micron Singapore for the payment of costs incurred by Micron Singapore for the purchase of certain equipment and certain other eligible goods and services in connection with the acquisition and operation of such equipment and (ii) finance the premium charged by Ex-Im Bank for the issuance of its guarantee of the scheduled installments of principal of, and interest on, the Notes.  The Notes are secured by a charge over certain of Micron Singapore’s equipment.

The Notes will mature on January 15, 2019 and will bear interest at a rate of 1.258% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2014.  The principal amount of the Notes will be payable in 10 consecutive semi-annual installments payable in arrears on January 15 and July 15 of each year, commencing on July 15, 2014.

At any time prior to the maturity date of the Notes, Micron Singapore may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus a "make-whole premium" as described in the Indenture, together with accrued and unpaid interest and any other unpaid amounts then due under the Indenture or the related documents, if any, to the date of redemption.  If Micron Singapore, Micron or certain related persons described in the Indenture are or become a person to whom Ex-Im Bank is prohibited by law from providing financing or other credit support by reason of sanctions imposed by the United States under the Iran Sanctions Act of 1996 (as amended and in effect from time to time), Micron Singapore will be required, as described in the Indenture, to redeem the Notes in whole, at a price equal to 100% of the principal amount of the Notes plus a "make-whole premium," together with accrued and unpaid interest and any other unpaid amounts then due under the Indenture or the related documents, if any, to the date of redemption.

The Indenture contains covenants which are customary for financings of this type, including negative covenants that limit or restrict Micron Singapore’s ability to create liens or dispose of the equipment securing the Notes.

Events of default under the Indenture include, among others, the following (subject in certain cases to grace and cure periods):
•	nonpayment,
•	breaches of representations, warranties and covenants in the Indenture and related transaction documents,
•	default of payment of certain indebtedness on scheduled due dates or acceleration of certain indebtedness,
•	default in the payment of other indebtedness owed to Ex-Im Bank,
•	certain events of bankruptcy and insolvency with respect to Micron Singapore or Micron, and
•
subject to certain further conditions, the occurrence of any event or circumstance that, in the reasonable judgment of Ex-Im Bank, is likely materially and adversely to affect the ability of  Micron Singapore or Micron to perform any payment obligation, or all or any of its other obligations which are material obligations, under the Indenture, the Notes or under any other related transaction documents to which it is a party.

Generally, if an event of default other than due to certain events of bankruptcy or insolvency is continuing,  Ex-Im Bank or, under certain limited circumstances, holders of at least 51% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable.  If an event of default arising from certain events of bankruptcy or insolvency with respect to Micron Singapore or Micron is continuing, the principal of, and accrued but unpaid interest on, all Notes would become due and payable immediately without further action or notice.

The Indenture Trustee, the Security Trustee and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with Micron or its affiliates, including the provision of banking and cash management services, foreign exchange hedging and equipment financing and leasing services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	December 16, 2013	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance